Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dr. Reddy’s Laboratories Limited
We consent to the incorporation by reference in the registration statements (Nos. 333-101013 and 333-141072) on Form S-8 and (No. 333-138608) on Form F-3 of Dr. Reddy’s Laboratories Limited (the “Company”) of our reports dated July 20, 2011, with respect to the consolidated statements of financial position of the Company as of March 31, 2011 and 2010, and the related consolidated income statements, statements of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended March 31, 2011, and the effectiveness of internal control over financial reporting as of March 31, 2011, which reports appear in the March 31, 2011 annual report on Form 20-F of the Company.
Our report dated July 20, 2011, on the effectiveness of internal control over financial reporting as of March 31, 2011, contains an explanatory paragraph that states that management’s assessment of the effectiveness of internal control over financial reporting and our audit of internal control over financial reporting of the Company excludes an evaluation of internal control over financial reporting of the acquired penicillin manufacturing business from Glaxosmithkline LLC and Glaxo Group Limited.
KPMG
Hyderabad, India
July 20, 2011